UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

IOWA	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

(515) 284-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On March 27, 2007, Management committed to and announced a restructuring plan that will include the discontinuation of the print operations of Child magazine and the elimination of a number of positions throughout the remainder of the organization. The restructuring will impact approximately 60 employees. These decisions were made to help align the Company with its current business strategy and strengthen its future positioning.

In connection with this plan, the Company expects to record a pre-tax restructuring charge in the third quarter of fiscal 2007 of approximately $10 million as follows:

o The write-down of various assets of Child magazine of approximately $7 million. Most of this charge relates to the write-off of deferred subscription acquisition costs.

o Severance and benefit costs of approximately $3 million.

In addition, the Company will be vacating certain leased space as part of the restructuring plan. The Company is currently determining the related charge and expects a charge of approximately $2 million to $4 million to be recorded in the fourth quarter of fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

All of the above charges will result in future cash expenditures, except for the $7 million asset write-down, which is a non-cash charge.

Additionally, in the third fiscal quarter of 2007, Management committed to a plan to sell the Company's Chattanooga television station. The preliminary negotiated price is less than the Company's carrying amount of the net assets of the station. As a result, the Company will record a pre-tax non-cash goodwill impairment charge in the third quarter of fiscal 2007 of approximately $3 million.

The amounts of the charges are preliminary and remain subject to change.

Further information is set forth in the press release attached as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits
	99.1	Press release issued by Meredith Corporation dated March 27, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION Registrant

/s/ Suku V. Radia

Suku V. Radia Vice President - Chief Financial Officer (Principal Financial and Accounting Officer)

Date:	March 29, 2007

Index to Exhibits

Exhibit Number	Item

99.1	Press release issued by Meredith Corporation dated March 27, 2007.